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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*


                             AFP IMAGING CORPORATION
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                                (Name of Issuer)

                     Common Stock, par value $.01 per share
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                         (Title of Class of Securities)

                                    001058106
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                                 (CUSIP Number)


                           Herschel S. Weinstein, Esq.
                   Dornbush Mensch Mandelstam & Schaeffer, LLP
                                747 Third Avenue
                               New York, NY 10017
                                 (212) 759-3300
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                 (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                               December 29, 1999
             ------------------------------------------------------
             (Date of Event which Requires Filing of this Statement


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Section 240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided on a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                  SCHEDULE 13D


CUSIP NO.   001058106                                   Page   2   of  3  Pages


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1 NAMES OF REPORTING PERSONS
  I.R.S. IDENTIFICATION NOS.
  OF ABOVE PERSONS (ENTITIES
  ONLY)

  Joseph A. Cohen
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2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)   (a) / /
                                                                        (b) / /


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3 SEC USE ONLY



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4 SOURCE OF FUNDS (SEE INSTRUCTIONS)


  WC, PF, 00
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5 CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or
  2(e)                                                                       / /

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6  CITIZENSHIP OR PLACE OR ORGANIZATION


   USA
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                               7        SOLE VOTING POWER
              NUMBER OF
               SHARES         --------------------------------------------------
            BENEFICIALLY       8        SHARED VOTING POWER
              OWNED BY
                EACH          --------------------------------------------------
              REPORTING        9        SOLE DISPOSITIVE POWER
               PERSON
                WITH          --------------------------------------------------
                               10       SHARED DISPOSITIVE POWER

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11 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


   435,142
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12 CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE
   INSTRUCTIONS)                                                             / /


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13 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)


   4.69%
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14 TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)


   IN
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     This statement constitutes Amendment No. 1 to the Statement on Schedule 13D filed with the Securities and Exchange Commission by Joseph A. Cohen (the
"Filing Person") with respect to securities of AFP Imaging Corporation (the "Company"). This Statement is being filed to report the fact that by sale of an aggregate of 112,000 shares of Common Stock of the Company on December 29, 1999, the Filing Person has ceased to be the beneficial owner of more than five percent of the Company's Common Stock. Such fact is based upon the number of shares of Common Stock outstanding as reported on the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.





                                    SIGNATURE



                  After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:   January 4, 2000



                                            /s/ Joseph A. Cohen
                                            ----------------------------------
                                            Joseph A. Cohen


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